May 5, 2021
Landec Enters into Transportation Management, Warehousing, and Transportation Services Agreement with Castellini Company LLC

A continuation of Project SWIFT, Agreement seeks to improve Curation Foods’ market reach while further simplifying operations, including facility rationalization

SANTA MARIA, Calif., May 5, 2021 (GLOBE NEWSWIRE) -- Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Lifecore Biomedical, Inc. and Curation Foods, Inc., today announced that it has entered into a transportation management, warehousing, and transportation services agreement with Castellini Company LLC to outsource Curation Foods’ fresh packaged salads and vegetables logistics management, including transportation, warehousing and distribution.
Dr. Albert Bolles, Landec’s Chief Executive Officer, stated, “Project SWIFT continues to guide our business simplification process as we work to streamline our business, drive profitability and enhance stockholder value. Through our review of all facets of Curation Foods’ operations, it was clear that we would benefit from engaging with a strategic logistics partner to increase our distribution reach into markets that we do not currently serve, improve efficiency by increased distribution frequency in existing markets and reduce our overall operating costs, thereby bringing greater value to our stockholders. To that end, we are excited to announce a strategic partnership with Castellini – a leading logistics management company – to help us seek to achieve these goals.”
Under the terms of the agreement, Castellini will oversee the management, contracting and pricing negotiations with freight carriers, perform dispatch services and freight carrier performance management for the Curation Foods business, which we expect will reduce logistics costs for that business. In connection with this arrangement, Landec will seek to further optimize its logistics network and streamline the Curation Foods’ business by seeking to sell its Rock Hill, South Carolina distribution facility, close its Vero Beach, Florida facility, transfer its Rock Tavern, New York facility to Castellini, and reduce overall Curation Foods’ employee headcount by 56, with a majority of those employees being offered positions with Castellini to service our account.

As a result of this arrangement, Landec expects to record approximately $3.0 million of restructuring costs, including approximately $2.0 million in non-cash expenses, in fiscal 2021 fourth quarter, associated with early lease termination expenses related to trucks and other equipment not being transferred to Castellini, employee severance costs and general integration costs. The cash impact of the restructuring costs is anticipated to be offset by net proceeds of approximately $1.0 million associated with the expected sale of the Company’s Rock Hill facility. As a result of this arrangement and the anticipated streamlining activities described herein, Landec expects to achieve annualized cost synergies of approximately $1.0 million in logistics operating expenses beginning in fiscal year 2022. In addition, we expect to pursue incremental revenue opportunities for Curation Foods by accessing new markets not currently served.
Tim Burgess, Curation Foods’ Senior Vice President, Supply Chain, stated, “We are excited to partner with Castellini, one of the largest fresh produce distributors in the United States. We believe that their logistics expertise, built over 125 years of operations, will provide Curation Foods with increased service levels, including almost daily deliveries in many markets, as well as deliveries into new markets that aren’t currently served by our existing distribution network. This results in fresher produce and salads for our existing customers, longer shelf life for our customers and supports our mission of expanding access to our fresh plant-based products.”
About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, the Company’s’ ability to recognize anticipated cost savings or synergies on the anticipated timeline, if at all, the Company’s ability to enact the anticipated goals related to Project SWIFT, including those described in this press release, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com